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                                                                   Exhibit 99.1

FOR RELEASE:  Immediately

Contact:
Richard K. Arter                Investor Relations                 941-362-1200
Richard J. Dobbyn               Chief Financial Officer            941-362-1200


      SUN HYDRAULICS' BOARD OF DIRECTORS APPOINTS CLYDE G. NIXON CHAIRMAN
                   ALLEN J. CARLSON APPOINTED PRESIDENT, CEO
                          ANNOUNCES DIVIDEND OF $0.04

SARASOTA, FLA, May 16, 2000 -- Sun Hydraulics Corporation (NASDAQ: SNHY), at its annual meeting of shareholders, announced that the Company's board of directors had appointed new executive officers, created an additional board seat and declared a dividend of $0.04 per share of common stock. The dividend is payable July 15, 2000, to shareholders of record as of June 30, 2000.

Clyde G. Nixon was appointed Chairman of the Board, after having served as President and CEO of the Company for the past 12 years. Allen J. Carlson, Company vice president, was appointed President and CEO. Robert Koski formally retired as Chairman but was elected to continue to serve as a director of the Company. Mr. Koski was also given the honorary position of Chairman Emeritus. The board of directors also expanded the number of board seats to eight, and Christine L. Koski was elected to fill the newly created board position. Ms. Koski is the daughter of Robert Koski. Approximately 70 people attended the meeting, which took place May 13, 2000 at the company's Manatee facility.

Commenting on the improved business conditions the Company has been experiencing, Clyde Nixon said, "The demand for our products remains exceptionally strong in all major global markets. At this point, we expect the increased order rate to continue and believe shipments will increase accordingly. We remain focused on meeting our obligations to our customers."

Dick Dobbyn, Sun Hydraulics' Chief Financial Officer, commented that the Company is in agreement with analysts' current expectations for net income per share of between $0.70 - $0.75 for the year 2000 and $1.00 for the year 2001. "With our capacity expansion programs now essentially in place, we expect earnings will improve due to increased productivity."

Sun Hydraulics Corporation, with manufacturing and distribution facilities in Sarasota, Florida, Coventry, England, Erkelenz, Germany, and Inchon, Korea, is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide mobile and industrial markets.


FORWARD-LOOKING INFORMATION

         Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in



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Management's Discussion and Analysis of Financial Condition and Results of
Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company's strategies regarding growth, including its intention to develop new products; (ii) the Company's financing plans; (iii) trends affecting the Company's financial condition or results of operations; (iv) the Company's ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company's ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

         Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company's revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company's products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and
(vi) changes relating to the Company's international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the headings "Business," particularly under the subheading, "Business Risk Factors" in the Company's Form 10-K for the year ended January 1, 2000, and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in the Company's Form 10-Q for the quarter ended April 1, 2000. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.




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